Exhibit 23.3

TotalEnergies SE

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the TotalEnergies SE Free Share Plan of our report dated March 16, 2022, with respect to the consolidated financial statements of TotalEnergies SE and subsidiaries as of and for the year ended December 31, 2021, before the effects of the adjustments to retrospectively reflect the change in segment composition, and present the details of the adjustment items to net operating income, as described in Note 3, included in TotalEnergies SE’s Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Paris-La Défense, France

June 27, 2024

KPMG S.A. Represented by	ERNST & YOUNG Audit
/s/ Pierre, Antoine Duffaud	/s/ ERNST & YOUNG Audit
Pierre, Antoine Duffaud Partner
/s/ Bertrand, Auguste, Hélen, Marie de Nucé de Lamothe
Bertrand, Auguste, Hélen, Marie de Nucé de Lamothe Partner